Free Writing Prospectus Filed Pursuant to Rule 433 Reg. Statement No. 333-151932

Barclays PLC 25 June 2008

John Varley Group Chief Executive

Today's announcement Share issue to raise £4.5 billion Capital ratios strengthened Additional financial resources support business growth New and strengthened relationships with significant investors Participation of existing investors May trading well ahead of 2007 monthly run rate Cash dividends maintained and dividend policy unchanged

Strategic context and rationale Strategy is clear and unchanged: to drive growth through diversification Diversification has helped sustain performance Market turbulence has affected balance sheets across the industry... ....but also created opportunities

UK Retail Banking - mortgages 2007 Q1 2008 Share of net new mortgages Average LTV of new flow Average LTV of stock 8% 28% 54% 53% 33% 34%

Current trading Interim Management Statement demonstrated benefits of diversification Group profit in May 2008 was well ahead of 2007 monthly run rate Strong growth in GRCB profits relative to May 2007 IBIM profits in line with May 2007

Features of share issue structure Certainty of delivery by 22 July Certainty of price Participation of existing shareholders in open offer Strong new core investors New investment by QIA, Challenger and SMBC SMBC co-operative business relationship Furthering relationships with CDB and Temasek

Chris Lucas Group Finance Director

The share issue Share issue to raise £4.5 billion Increases issued ordinary share capital by 24% Shares issued with certainty at an average 8.8% discount 2.6% Firm Placing Shares issued to SMBC at 296p per share 4.7% discount to closing price on 24 June 2008 3 for 14 Placing and Open Offer 9.3% discount to closing price on 24 June 2008 Existing shareholders may participate fully on a pre-emptive basis Any Open Offer Shares not subscribed for by existing Shareholders will be placed at the Open Offer Price with conditional placees

Share issue summary £m Firm @ 296p Placing & Open Offer @ 282p Total Max % Qatar Investment Authority - 1,764 1,764 7.7% Challenger - 533 533 2.3% SMBC 500 - 500 2.1% Temasek - 200 200 2.9% (1) China Development Bank - 136 136 3.1% Other Placees - 1,336 1,336 n/a 500 3,969 4,469 n/a
(1) Includes conditional placing and open offer entitlement

Capital and dividends Capital targets unchanged Economic profit goals maintained Consistent dividend delivery

Expected timetable of principal events Ordinary share record date: 24 June 2008 Announcement: 25 June 2008 Publication of prospectus: 25 June 2008 Ex-entitlement date for the open offer 8.00am, 26 June 2008 ADS record date: 2 July 2008 (c.o.b. NY time) Latest time for payment under open offer: 11.00 am, 17 July 2008 Dealing commences in new shares: 22 July 2008 Interim results for the six months ending 30 June 2008: 7 August 2008 Interim dividend record date: 22 August 2008 Interim dividend payable: 1 October 2008

John Varley Group Chief Executive

Summary Share issue to raise £4.5 billion Capital ratios strengthened Additional financial resources support business growth New and strengthened relationships with significant investors Participation of existing investors May trading well ahead of 2007 monthly run rate Cash dividends maintained and dividend policy unchanged

Appendices

Barclays strategy seeks higher growth through time by diversification Increasing commonality in customer needs across geographies provides opportunities to leverage competences and products globally Diversification of earning sources enables consistency in performance over time Good fit with Barclays portfolio of businesses and brand equity Consistent with the continuous trend of industry consolidation/concentration Aligned with customer trends and Barclays positioning Top 10 10/1/2025 25-100 Other 1996 0.14 0.16 0.33 0.37 2001 0.19 0.17 0.33 0.31 2006 0.24 0.21 0.31 0.24 Top 10 11-25 26-100 101-1000 Breakdown of Assets Held by Top 1000 Banks Globally
Source: The Banker Top 1000 Banks for 1996 (published 1997), 2001 (published 2002) and 2006 (published 2007)

Long-term industry trends point to multiple areas of growth opportunities, especially beyond UK Banking UK Bank Investment Banking International R&C Developed Countries Developing Countries Asset Mgmt Wealth Mgmt Cards Share of Global Revenues by country/region 7% 21% 42% 1% 29% Global Financial Services Market Growth Global Financial Services Market Growth (% CAGR 2005-15) (CEE, Asia, LatAm) (% CAGR 2005-15)

Executing on this strategy has reshaped Barclays from a UK clearing bank into a diversified global universal bank... -30% 43% £7.1bn non-UK 2007 UK £3.5bn 57% 20% 80% Average 2000-2003 17% 2003 4% 21% 18% 6% 24% 27% 18% 7% 13% 4% 31% 10% 2007 UKRB UKBB Barclaycard IRCB BarCap BGI Wealth 75% 25% 55% 45% GRCB IB&IM Profit Diversification by Geography Profit Diversification by Business Unit
Notes: 2003 sourced from Annual Report 2004: restated figures with new business unit structure

....and delivered strong results Commitments 2003 Position 2007 Position Higher growth £3.8bn PBT 3% CAGR (00-03) £7.1bn PBT (1.9x) 17% CAGR (03-07) Economic Profit generation £1.4bn £2.3bn (1.6x) 13% CAGR (03-07) Profit diversification 20%(1) Non UK 43% Non UK Increased share of Non-Net Interest Income 47% Income 59% Income UK Retail Banking turnaround CIR: 68% CIR: 57% Barclays Capital growth £930m PBT £2,335m PBT (2.5x) 26% CAGR (03-07) BGI growth £191m PBT £734m PBT (3.8x) 40% CAGR (03-07) Barclays Wealth growth £93m PBT (in '04) £307m PBT (3.3x) 49% CAGR (04-07)
(1) Average for 2000-2003

Increased Capital Base Growth Opportunities Pro forma tier one ratio of 8.8% as at 31 December 2007 Pro forma equity tier one ratio of 6.3% as at 31 December 2007 Expect to run capital ratios ahead of targets Market turbulence has created an unusual competitive opportunity Pricing adjustments across asset classes Reduced willingness of market participants to compete aggressively Significant opportunities to attract flows of new business at expanded margins Opportunity in both GRCB and IBIM, in UK and internationally The share issue will create an increased capital base from which to capitalise on growth opportunities

(%) Share of Global Retail and Commercial Revenue (2007) (1) GRCB has a significant opportunity to grow its share of global retail and commercial banking
(1) Includes retail and commercial divisions of banks

GRCB has significant growth opportunities in emerging and developed markets Potential GRCB Growth Opportunities Accelerate expansion in fast growing markets Deepen presence in existing high-growth markets in Asia, Middle East and Africa Accelerate growth in new markets, e.g. Russia, Pakistan Exploit opportunities in developed markets Take advantage of margin expansion vs. constrained competitors in UK and US Accelerate distribution network build-up in Western Europe markets

5 Non-UK Distribution Points +644 +107 +577 GRCB is rapidly building up its footprint in non-UK markets, almost doubling the size of the network since the beginning of 2006...

Despite turbulence, the IB&IM sector remains large and attractive Total Revenue Pool Wealth Management Asset Management Investment Banking 34 26 17 Top 5 players Investment Banking, revenues, % Asset Management, AuM, % Wealth Management, AuM, % ~4% ~6% ~1% Barclays 7-10% expected annual growth over next 5 years Estimated global revenues ($ billion, estimates 2007) Estimated share (per cent) ~320 ~280 ~310 ~910 66 74 83

IBIM has strong opportunities to grow presence in key geographies and products Exploit opportunities in developed markets Barclays Capital/Wealth: US BGI/Wealth: Continental Europe Deepen presence in high growth Asian and Middle Eastern markets Drive continued growth in key products Barclays Capital: Commodities, Equities, FI, FX, Prime Services BGI: iShares, Active Fixed Income Potential IBIM Growth Opportunities

Barclays IBIM confidence in outperformance is based on a strong multi-year track record Investment Management PBT CAGR(2000-07) Investment Banking PBT CAGR (2000-07)

Disclaimer This document and the dissemination of the information contained in it shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue or subscribe for, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The availability of the open offer to persons not resident in the United States or the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves about and observe any applicable requirements. This document should be read in conjunction with the Prospectus relating to the new ordinary shares, a copy of which will be or has been filed with the FSA and will be or has been made available to the public as required by section 3.2 of the Prospectus Rules. The Prospectus will be or is available, free of charge, at Barclays registered office and on its website www.barclays.com. In the event that there is any inconsistency between the terms of this notice and the terms of the Prospectus, the terms of the Prospectus shall prevail. Barclays has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest and if you are a US holder of Barclays ordinary shares or ADSs, you should read the prospectus in that registration statement and other documents Barclays has filed with the SEC for more complete information about the issuer and the offering. Investors may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays or its information agent will arrange to send you the prospectus if you request it by calling toll-free +1 877 282 6527. Forward looking statements This document contains certain forward-looking statements with respect to certain of the Barclays group's plans and its current goals and expectations relating to its future financial condition and performance. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as "aim", "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe" or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the Barclays group's future financial position, income growth, impairment charges, business strategy, projected levels of growth in the banking and financial markets, projected costs, estimates of capital expenditures, and plans and objectives for future operations. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to, UK domestic and global economic and business conditions, the effects of continued volatility in credit markets, market related risks such as changes in interest rates and exchange rates, the policies and actions of governmental and regulatory authorities, changes in legislation, the further development of standards and interpretations under IFRS applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards under IFRS, progress in the integration of Absa into the Barclays group's business and the achievement of synergy targets related to Absa, the outcome of pending and future litigation, the success of future acquisitions and other strategic transactions and the impact of competition - a number of which factors are beyond the Barclays group's control. As a result, the Barclays group's actual future results may differ materially from the plans, goals, and expectations set forth in the Barclays group's forward-looking statements. Any forward-looking statements made herein speak only as of the date they are made. Except as required by the FSA, the London Stock Exchange or applicable law, Barclays expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this document to reflect any change in Barclays expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Sources of Barclays financial information Unless otherwise stated, all Barclays figures presented stem from Annual Reports of Barclays or internal management information.